Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Chief Financial Officer, Treasurer

and Secretary

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports 20% Increase in 2006 Earnings

January 31, 2007, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”)(OTC Bulletin Board symbol: FPBX) announced today a 20% increase in the Company’s earnings for the twelve months ended December 31, 2006, to $1,571,219 or $0.87 per share, compared to $1,306,327 or $0.73 per share for the same period in 2005. Earnings for the fourth quarter of 2006 increased 2% to $388,943 or $0.22 per share, compared to earnings of $381,583 or $0.21 per share for the same period in 2005. The addition of a new lending division and the expansion of existing lending divisions, coupled with a flat yield curve, a reliance on interest-sensitive funding sources, and competitive pricing pressures all contributed to the downward pressure on earnings and net interest margins during the fourth quarter.

First Capital Bancorp, Inc. is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8, 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction, approved by the shareholders at the annual meeting in May 2006, whereby shares of the Company’s common stock, par value $4.00 per share, were exchanged on a one-for-one basis.

The improvement in earnings is primarily attributable to the continued growth of the Company. Net loans increased $45.2 million, or 29.2%, from $154.6 million at December 31, 2005, to $199.8 million at December 31, 2006. Deposits increased $31.9 million, or 19.7%, from $162.4 million at December 31, 2005, to $194.3 million at December 31, 2006. Other borrowings increased by $13.9 million as the Company issued Trust Preferred Capital Notes totaling $5.2 million during the third quarter of 2006 and availed itself of less expensive borrowings from the Federal Home Loan Bank of Atlanta during the year.

Total assets increased 22.8% or $47.7 million from $209.5 million at December 31, 2005 to $257.2 million at December 31, 2006. Stockholders’ equity totaled $15.7 million at December 31, 2006, which represents a book value of $8.72 per share.

The Company’s net interest income increased $1,172,959 or 18.3% to $7,572,211 for the year ended December 31, 2006 over the year ended December 31, 2005 net interest income of $6,399,252. Noninterest income increased $192,678, or 70.8% compared to the comparable period in 2005. This increase was due to growth in fees on deposits and gain on sale of loans. Noninterest expense increased $967,119 or 22.5% as compared to 2005 as additional lending personnel and support personnel were added in the construction division, the mortgage origination division and the opening of the Forest Office Park branch in September 2006.

The Company’s asset quality remained strong with only two loans delinquent 30 days or more at December 31, 2006 totaling $146,000.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted that the Bank is experiencing a period of “investment in the future” unlike any ever before. Over the past six months, First Capital Bank has opened our Forest Office Park Office (and will next month open our James Center Office in downtown Richmond), expanded the Bank’s free courier service for our business customers, hired one of the market’s premier construction lenders, Ms. Ann Hillsman, invested in bringing a significant portion of our mortgage process in-house, hired Mr. Richard McNeil to lead and expand the Bank’s Private Client Group and hired Mr. Del Ward to lead the Bank’s Business Banking Group efforts. Throughout this process, the core earnings of the Bank’s growing operations have supported this investment while sustaining double-digit percentage growth in net income for 2006.

The Company currently operates branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, Southside Regional Medical Center in Petersburg and in the Forest Office Park in Henrico County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

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First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data

	December 31, 2006	December 31, 2005
Total assets	$257,240	$209,529
Investment securities	41,120	41,217
Loans, net	199,752	154,602
Deposits	194,302	162,388
Borrowings	44,848	30,950
Stockholders’ equity	15,659	13,970
Book value per share	$8.72	$7.78

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Interest income	$4,227	$3,100	$15,263	$10,533
Interest expense	2,231	1,304	7,691	4,134

Net interest income before provision for loan losses	1,996	1,796	7,572	6,399
Provision for loan losses	120	120	404	408
Noninterest income	166	87	465	272
Noninterest expense	1,454	1,187	5,261	4,293

Net income before provision for income taxes	588	576	2,372	1,970
Income tax expense	199	195	801	664

Net income	$389	$381	$1,571	$1,306

Income per share
Basic	$0.22	$0.21	$0.87	$0.73

Diluted	$0.21	$0.20	$0.83	$0.70

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